UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

REPUBLIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

601 West Market Street, Louisville, Kentucky	40202
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (502) 584-3600

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.       OTHER EVENTS.

As described more fully in the periodic filings of Republic Bancorp, Inc. (“Republic” or the “Company”) with the Securities and Exchange Commission, Republic Bank & Trust Company (the “Bank” or “RB&T”), a subsidiary of the Company, through its Tax Refund Solutions (“TRS”) segment, is one of a limited number of financial institutions which facilitates the processing of federal and state tax refund products through third party tax-preparers and tax preparation software companies throughout the United States.  The Bank’s three primary tax related products include: Electronic Refund Checks (“ERCs”), Electronic Refund Deposits (“ERDs”) and Refund Anticipation Loans (“RALs”).  The Bank charges its customers $29.95 for its ERC/ERD products and $61.22 for its RAL product.

The Bank has operated in the tax refund product industry for 15 years.  RB&T is one of the largest providers of these services in the country providing tax refund-based products to over 3 million taxpayers during 2010.  During its peak processing time, the Bank employs over 400 people to deliver its products and respond to customer questions. Substantially all of the business generated by TRS occurs in the first quarter of the year.

On August 5, 2010, the Internal Revenue Service (the “IRS”) issued a news release stating that it would no longer provide tax preparers and associated financial institutions with the Debt Indicator (the “DI”) beginning with the first quarter 2011 tax season.  The DI indicates whether an individual taxpayer will have any portion of the refund offset for delinquent tax or other debts, such as unpaid child support or delinquent federally funded student loans.  RB&T has historically utilized the DI as one of many underwriting components for its RAL product.

As it does each tax season, the Bank modified its underwriting model for the first quarter 2011 tax season to reflect, among other things, IRS funding patterns from the previous tax season.  The Bank also reduced the maximum individual RAL offering amount to $1,500 and revised its underwriting model to mitigate the elimination of the DI by the IRS, including analyzing underwriting models for the Instant RAL product.  The Instant RAL was a loan originated by the Bank in several previous tax seasons without the benefit of a DI in its underwriting.  Both the Board of Directors (the “Board”) and management of the Bank have reviewed the first quarter 2011 RAL underwriting model in detail and believe it to be safe and sound.  In addition, management believes that current 2011 tax season payments received from the IRS through the time of this filing and information received from the IRS regarding current year funding data confirm that the actual results for the Bank’s underwriting model are in-line with expectations.  At the time of this filing, management estimates the Bank has originated 75% of its projected 2011 RAL volume.

The Federal Deposit Insurance Corporation (the “FDIC”) has communicated to the Bank in the past that, in its opinion, RALs, which are used by millions of taxpayers nationwide each year, are not of value to the end-users.  On February 10, 2011, the Bank received a Notice of Charges (the “Notice”) from the FDIC regarding its RAL program.  Contrary to an evaluation by the Kentucky Department of Financial Institutions, the FDIC’s Notice contends that the Bank’s practice of originating RALs without the benefit of the DI from the IRS is unsafe and unsound.  The FDIC’s Notice does not address the Bank’s ERC and ERD products.

As part of the Notice process, the Bank is entitled to a hearing before an Administrative Law Judge (the “ALJ”) appointed by the FDIC.  The Notice to the Bank set RB&T’s hearing at 60 days from the date of service of the Notice or on such date and at such place as may be set by the ALJ.  As part of the hearing process, the ALJ will take evidence on the items specified in the Notice and make a recommendation of findings to the FDIC Board of Directors for a final ruling.  There is no statutory timeline in which the ALJ must make a recommendation to the FDIC.  The FDIC Board of Directors would have 90 days after the date of the ALJ’s recommendation to render a final decision.  In the case of an adverse decision against RB&T, the Bank would have the right to appeal the resulting final order in the U.S. Court of Appeals for the Sixth Circuit.  Filing an appeal would not operate as a stay of the order.

The Board and management believe the charges from the FDIC to be without merit and intend to vigorously defend the Bank’s right to offer a legal product to those who wish to purchase the product.  The Board and management take great pride in the fact that during 2010, Republic, as a result of the strong performance of RB&T, was recognized on four different occasions as one of the highest performing financial institutions in the United States.  At December 31, 2010, the Bank’s capital ratios, which were double those necessary to be considered “well capitalized”, and its asset quality ratios ranked it among the top quartile of its peer group according to the FDIC’s December 31, 2010 Uniform Bank Performance Report (“UBPR”).

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

10.1  Notice of Charges for an Order to Cease and Desist and Notice of Hearing dated February 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.
(Registrant)

Date: February 10, 2011	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial Officer &
Chief Accounting Officer